Exhibit 10.4

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”), dated as of January 3, 2017, but effective as of January 1, 2017, is entered into between ToughBuilt Industries, Inc., a Nevada corporation (the “Company”), and Zareh Khachatoorian (“Executive”).

WHEREAS, Executive is the Chief Operating Officer and Secretary of the Company, and

WHEREAS, the Company desires to employ and retain the services of Executive, and Executive wishes to be employed by the Company, on the terms set forth in this Agreement;

NOW, THEREFORE, in consideration of the promises and the mutual covenants set forth in this Agreement, the undersigned agree as follows:

1. Term of Employment. Subject to the termination provisions hereinafter set forth, the Company will employ Executive, and Executive accepts employment with the Company, for a period of three years from the date of this Agreement (the “Initial Term”). The Initial Term shall be automatically renewed for successive one year periods (“Successive Terms”) unless either party gives ninety (90) calendar days written notice of nonrenewal prior to the expiration of the then-current term (the Initial Term and any Successive Term are jointly referred to herein as the “Term”). Notwithstanding the above, or anything else provided herein, Executive shall be an at-will Executive, serving at the pleasure and direction of the Board of Directors (as defined below). Accordingly, either party may terminate the employment relationship at any time for any reason, subject, however, to the notice and any payment requirements set forth herein.

2. Duties. During the Term, Executive will serve as Chief Operating Officer and Secretary of the Company, reporting to the Company’s Chief Executive Officer (the “CEO”). Executive will discharge such duties and responsibilities as are customary for such position or are prescribed from time to time by the CEO. Executive will devote his full time and attention to the affairs of the Company and will not enter the employ of or serve as a consultant to, or in any way perform any services for, with or without compensation, any other person, business or organization without the prior approval of the CEO. In no event may any such service be inconsistent with, or prevent Executive from carrying out, his duties under this Agreement, as determined at the sole discretion of the CEO. During the Term, Executive shall serve as a member of the Board of Directors of the Company, subject to the conditions and requirements set forth in the Company’s bylaws, as applicable, including but not limited to shareholder approval.

3. Maintaining Confidential Information/Property Rights. Executive agrees to sign and abide by all Company’s policies regarding confidential information and ethics including, but not limited to the Employee Non-Disclosure, Non-Solicitation and Intellectual Property Assignment Agreement, as attached hereto as Exhibit A.

4. Non-Competition; Non-Solicitation. During the Term the Executive shall not, directly or indirectly:

(a) whether as an officer, director, employee, stockholder, partner, proprietor, associate, representative, consultant, contractor, or in any other capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever that competes with the Company or its Affiliates, anywhere in the United States, Europe, South America and Asia, in any line of business engaged in (or planned to be engaged in) by the Company or its Affiliates, however, that such restriction shall not apply to Executive’s ownership of any passive investment representing an interest of less than five percent (5%) of an outstanding class of publicly traded securities; or

(b) recruit, encourage or solicit any person who is an Executive or contractor of the Company or any entity affiliated with the Company (each, an “Affiliated Entity”) to leave the Company’s or Affiliated Entity’s employ or service for any reason, or interfere in any material manner with employment or service relationships at the time existing between the Company or Affiliated Entity and the subject Executive or contractor (except as may be required in any bona fide termination decision during the Term regarding any Company or Affiliated Entity Executive) in order to induce such Executive or contractor of the Company or any Affiliated Entity to accept other employment or a consulting agreement with any other person or entity.

Executive acknowledges that the services that he shall provide to the Company under this Agreement are unique and that irreparable harm shall be suffered by the Company in the event of the breach by Executive of any of his obligations under this Section 4, and that the Company shall be entitled, in addition to its other rights and remedies, whether legal or equitable, to enforce such obligations by an injunction or decree of specific performance. If any restriction set forth in this non-competition section is found by a court to be unreasonable, then Executive agrees, and hereby submits, to the reduction and limitation of such prohibition to such area or period as shall be deemed reasonable by such court. In addition, if Executive breaches this Section 4 at any time after the Term, the Company’s obligation to continue to make payments to Executive pursuant to Sections 8(a) or (b) shall cease immediately.

5. Salary and Incentives.

(a) Salary. During the Term, the Company will pay Executive an annual salary of $180,000 (the “Base Salary”), subject to applicable tax withholding and payable in accordance with the Company’s normal payroll practices; provided that Executive’s Base Salary may be reduced to the extent that Executive elects to defer any portion thereof under the terms of any deferred compensation or savings plan maintained by the Company. During the Term, the Board of Directors shall review Executive’s Base Salary on an annual basis and, in its discretion, may award merit increases of Executive’s Base Salary in accordance with the Company’s policy. In addition to the eligibility for consideration of merit-based increases in the discretion of the Board of Directors, Executive’s Base-Salary will be increased effective January 1, of each year during the Term (commencing January 1, 2018) by ten percent (10%) to reflect anticipated increases in cost of living.

(b) Incentive Payments. Executive will be eligible to receive incentive bonus payments from time to time in accordance with any incentive bonus program of the Company that may then be in effect and will be eligible to receive an annual cash incentive bonus under any such program upon the achievement of targets and other objectives for each fiscal year as may be approved annually on behalf of the Company by the Board of Directors (the “Annual Bonus”). Such a program will be administered on the Company’s fiscal year basis. In the event that an incentive payment is earned by Executive under such a program for any fiscal year, such payment shall be made to Executive in a lump sum all-cash amount within sixty (60) days following the date the Company determines the amount (if any) of the Annual Bonus, provided that Executive has remained continuously employed in the Company’s service through the date the Company determines the amount of the Annual Bonus.

(c) Expenses. The Company will reimburse Executive for all reasonable travel, entertainment and miscellaneous expenses actually and necessarily incurred in connection with the performance of his duties under this Agreement, provided that Executive’s expenses are in accordance with the Company’s current practices and that Executive properly accounts for such expenses. Any amounts payable under this Section 5(c) shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid on or before the last day of Executive’s taxable year following the taxable year in which Executive incurred the expenses. The amounts provided under this Section 5(c) during any taxable year of Executive’s will not affect such amounts provided in any other taxable year of Executive’s, and Executive’s right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit.

(d) Vacation. The Executive shall be entitled to two (2) weeks paid vacation per annum; provided, that the Executive shall be paid annually in cash for vacation days not taken by him; provided that no more than four (4) weeks of vacation may be accrued each year for purposes of such cash payments; and provided further that any such payment shall be paid to the Executive not later than March 15 of the year following the calendar year in which the unused vacation days accrued.

6. Benefits. Executive will be entitled during the Term to participate in any vacation, health, pension, insurance or other benefit plan that is maintained by the Company for its (or its subsidiaries’) Executives and/or executives to the extent and in the manner prescribed by the applicable plan documents.

7. Long-term Incentives. Executive will be eligible to receive annual long-term equity incentive awards from time to time in accordance with the terms and conditions of long-term equity incentive compensation plans and programs as in effect from time to time as approved by the Board of Directors. The Board of Directors shall have discretion to determine both the target levels and the actual grants made, and shall have discretion to change from an annual grant program to a multi-year grant program. Any long-term incentive grants shall be subject to the terms and conditions, including any vesting conditions, as determined by the Board of Directors in its sole discretion.

8. Termination.

(a) Termination without Cause; Resignation for Good Reason. If, at any time, the Company terminates Executive’s employment without Cause (as defined herein), or Executive resigns with Good Reason (as defined herein), and Executive executes and delivers to the Company a general release in favor of, and in a form satisfactory to, the Company (the ” Separation Date Release “), and does not revoke the Separation Date Release during any applicable revocation period prescribed by law and the Separation Date Release becomes effective within sixty (60) days following Executive’s termination date, then the Company will provide Executive with the following severance benefits:

(i) Cash Severance. The Company agrees that it will provide Executive with all accrued compensation, wages and benefits through the effective date of termination and in addition pay to Executive a single cash payment equal to one month’s salary, less all applicable federal, state and local withholdings and payable on the date the Separation Date Release becomes effective.

(ii) Continued Health Insurance Coverage. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s then-current group health insurance policies, Executive may be eligible to continue Executive’s then-current group health insurance benefits after termination of Employment. If eligible and if Executive timely elects continued health insurance coverage, then the Company shall pay the Company’s portion of any premiums necessary to provide coverage for a period of two (2) months after the termination date; provided, however, that no such premium payments shall be made following the effective date of Executive’s coverage by a medical, dental or vision insurance plan of a subsequent employer. Executive shall notify the Company immediately if he becomes covered by a medical, dental or vision insurance plan of a subsequent employer.

(iii) Stock Options/Equity Awards. Executive’s rights with respect to any stock options and/or other equity awards granted to the Executive by the Company shall be governed by the terms and provisions of the Plans and Plan rules, provided that the Executive shall have ninety (90) days from the Termination Date to exercise vested options, and award agreements pursuant to which such stock options and equity awards were awarded, as in effect at the Termination Date.

The amounts described in paragraph (i) shall be paid in two equal lump sum installments, subject to applicable tax withholding, with the first installment to be made within sixty (60) days following the date of Executive’s Separation from Service and the second installment to be made on the first anniversary of Executive’s Separation from Service. For purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), Executive’s right to receive the foregoing installment payments shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, no amount shall be paid pursuant to this Section 8(a) unless, on or prior to the fifty-fifth (55th) day following the date of Executive’s Separation from Service, Executive has executed an effective waiver and release of claims agreement (the “Release”) in form and substance acceptable to the Company and any applicable revocation period has expired.

(b) Termination by Executive for Good Reason. Executive may voluntarily elect to resign his employment with the Company prior to the end of the Initial Term or any Successive Term for Good Reason (as hereinafter defined). In the event of Executive’s Separation from Service for Good Reason at any time during the Initial Term or any Successive Term, then, subject to the provisions of Section 9 below, Executive shall be entitled to receive the payments or benefits set forth in Section 8(a) as if such Separation from Service was as a result of Executive’s termination by the Company without Cause during the Initial Term or thereafter (as applicable). “Good Reason” shall mean any of the following that are undertaken without Executive’s express written consent: (i) the assignment to Executive of principal duties or responsibilities, or the substantial reduction of Executive’s duties and responsibilities, either of which is materially inconsistent with Executive’s position as Chief Operating Officer of the Company; ii)   a material reduction by the Company in Executive’s annual Base Salary, except to the extent the salaries of other executive employees of the Company and any other controlled subsidiary of the Company are similarly reduced; (iii) Executive’s principal place of business is, without his consent, relocated by a distance of more than thirty (30) miles from the center of Glendale, California; or (iv) any material breach by the Company of any provision of this Agreement. For avoidance of doubt, any notice of non-renewal provided by the Company to Executive pursuant to Section 1 of this Agreement shall not constitute or give rise to Good Reason under this Section 8(b).

Executive must provide written notice to the Company of the occurrence of any of the foregoing events or conditions without Executive’s written consent within ninety (90) days of the occurrence of such event. The Company or any surviving entity shall have a period of thirty (30) days to cure such event or condition after receipt of written notice of such event from Executive. Any Separation from Service by reason of Executive’s resignation for Good Reason following such thirty (30) day cure period must occur no later than the date that is six (6) months following the initial occurrence of one of the foregoing events or conditions without Executive’s written consent. Executive’s Separation from Service by reason of his resignation for Good Reason shall be treated as involuntary. For avoidance of doubt, in the event Executive provides the foregoing notice to the Company prior to the expiration of the Initial Term but the ensuing cure period of the Company expires following the end of the Initial Term and during any Successive Term and (the applicable event or condition constituting or giving rise to Good Reason having not been cured by the Company during the applicable cure period) Executive subsequently resigns for Good Reason pursuant to this Section 8(b), such resignation shall be treated for all purposes of this Section 8(b) as having occurred during the Initial Term.

(c) Termination by the Company for Cause. Subject to the thirty (30) day cure period, if applicable, set forth below in this Section 8(c), the Company may immediately terminate Executive’s employment at any time for Cause by giving written notice to Executive specifying in reasonable detail the reason for such termination. Upon any such termination for Cause, Executive shall be entitled to payment of all accrued and unpaid compensation and wages, but Executive shall have no right to compensation or benefits for any period subsequent the effective date of termination. For the purposes of this Agreement, “Cause” shall mean: Executive willfully engages in an act or omission which is in bad faith and to the detriment of the Company, engages in gross misconduct, gross negligence, or willful malfeasance, in each case that causes material harm to the Company, breaches this Agreement in any material respect, habitually neglects or materially fails to perform his duties (other than any such failure resulting solely from Executive’s physical or mental disability or incapacity) after a written demand for substantial performance is delivered to Executive which identifies the manner in which the Company believes that Executive has not performed Executive’s duties, commits or is convicted of a felony or any crime involving moral turpitude, uses drugs or alcohol in a way that either interferes with the performance of his duties or compromises the integrity or reputation of the Company, or engages in any act of dishonesty involving the Company, disclosure of Company’s confidential information not required by applicable, commercial bribery, or perpetration of fraud; provided, however, that Executive shall have at least forty-five (45) calendar days to cure, if curable, any of the events which could lead to Executive’s termination for Cause.

(d) Termination by Death or Disability. In the event that Executive dies or becomes completely disabled from performing his duties during the Initial Term or any Successive Term, the Company shall be relieved of all obligations under this Agreement, except for payment to Executive or Executive’s heirs as if the Executive had been terminated without Cause in accordance with Section 8(a) herein during the Initial Term or thereafter (as applicable). For clarification purposes, the parties agree that the Company may satisfy its obligations pursuant to this Section 8(d) through life and/or disability insurance coverage with respect to Executive.

(e) Termination by Executive without Good Reason. Executive may terminate his employment under this Agreement without Good Reason at any time by giving written notice to the Company. Such termination will become effective upon the date specified in such notice, provided that such date is at least ninety (90) calendar days after the date of delivery of the notice. Upon any such termination, the Company shall be relieved of all of its obligations under this Agreement, except for payment of all accrued compensation and wages and the provision of benefits through the effective date of termination, and the Company may, in its sole discretion, cause the termination to become effective sooner than such ninety (90) day notice period.

(f) Notice of Non-Renewal. For the avoidance of doubt, any notice of nonrenewal of a Successive Term provided by the Company pursuant to Section 1 of this Agreement shall constitute termination of Executive by the Company without Cause during a Successive Term.

9. Limitations on Payment.

(a) Payment Delay. Notwithstanding anything herein to the contrary, to the extent any payments to Executive pursuant to Section 8 are treated as non-qualified deferred compensation subject to Section 409A of the Code, then (i) no amount shall be payable pursuant to such section unless Executive’s termination of employment constitutes a “’separation from service” with the Company (as such term is defined in Treasury Regulation Section 1.409A-1(h) and any successor provision thereto) (a “Separation from Service”), (ii) if any of the amounts described in Sections 8(a) (i)-(ii) above constitute non-qualified deferred compensation subject to Section 409A of the Code then any such amounts that become payable hereunder shall in all cases be paid in two installment payments pursuant to the terms described in the last paragraph of Section 8(a), provided that the first lump- sure payment shall be paid on the 60th day following Executive’s Separation from Service subject to clause (iii) of this Section 9(a) and (iii) if Executive, at the time of his Separation from Service, is determined by the Company to be a “specified Executive” for purposes of Section 409A(a)(2)(B)(i) of the Code and the Company determines that delayed commencement of any portion of the termination benefits payable to Executive pursuant to this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(1) of the Code (any such delayed commencement, a “Payment Delay”), then such portion of Executive’s termination benefits described in Section 8 shall not be provided to Executive prior to the earlier of A)  the expiration of the six-month period measured from the date of Executive’s Separation from Service, (B) the date of Executive’s death or (C) such earlier date as is permitted under Section 409A. Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) deferral period, all payments deferred pursuant to a Payment Delay shall be paid in a lump sum to Executive within thirty (30) days following such expiration, and any remaining payments due under the Agreement shall be paid as otherwise provided herein. The determination of whether Executive is a “specified Executive” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his Separation from Service shall be made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Treasury Regulation Section 1.409A-1(i) and any successor provision thereto).

(b) Exceptions to Payment Delay. Notwithstanding Section 9(a), to the maximum extent permitted by applicable law, amounts payable to Executive pursuant to Section 8 shall be made in reliance upon Treasury Regulation Section 1.409A-1(b)(9) (with respect to separation pay plans) or Treasury Regulation Section 1.409A-1(b)(4) (with respect to short-term deferrals). Accordingly, the severance payments provided for in Section 8 may not be intended to provide for any deferral of compensation subject to Section 409A of the Code to the extent (i) the severance payments payable pursuant to Section 8, by their terms and determined as of the date of Executive’s Separation from Service, may not be made later than the fifteenth (15th) day of the third calendar month following the later of (A) the end of the Company’s fiscal year in which Executive’s Separation from Service occurs or (B) the end of the calendar year in which Executive’s Separation from Service occurs, or (ii) (A) such severance payments do not exceed an amount equal to two times the lesser of (1) the amount of Executive’s annualized compensation based upon Executive’s annual rate of pay for the calendar year immediately preceding the calendar year in which Executive’s Separation from Service occurs (adjusted for any increase during the calendar year in which such Separation from Service occurs that would be expected to continue indefinitely had Executive remained employed with the Company) or (2) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) for the calendar year in which Executive’s Separation from Service occurs, and (B) such severance payments shall be completed no later than December 31 of the second calendar year following the calendar year in which Executive’s Separation from Service occurs. Moreover, the COBRA premium payments contemplated under Section 8 are intended to be exempt from Section 409A of the Code pursuant to Treasury Regulation Section 1.409A-1(b)(9)(v) as direct service recipient payments for medical benefits.

(c) Interpretation. To the extent the payments and benefits under this Agreement are subject to Section 409A of the Code, this Agreement shall be interpreted, construed and administered in a manner that satisfies the requirements of Sections 409A(a)(2), (3) and (4) of the Code and the Treasury Regulations thereunder (and any applicable transition relief under Section 409A of the Code).

(d) Parachute Payments. Notwithstanding anything contained in this Agreement to the contrary, to the extent that payments and benefits provided under this Agreement or otherwise (including the acceleration of vesting of equity awards) to Executive (such payments or benefits are collectively referred to as the “Payments”) would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Code, the Payments shall be reduced (but not below zero) to the extent necessary so that no Payment to be made or benefit to be provided to Executive shall be subject to the Excise Tax, but only if, by reason of such reduction, the net after-tax benefit received by Executive shall exceed the net after-tax benefit received by him if no such reduction was made. For purposes of this Section 9(d), “net after-tax benefit” shall mean (i) the Payments which Executive receives or is then entitled to receive from the Company that would constitute “parachute payments” within the meaning of Section 280G of the Code, less (ii) the amount of all federal, state and local income taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to Executive (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing), less (iii) the amount of excise taxes imposed with respect to the payments and benefits described in (i) above by Section 4999 of the Code. The foregoing determination will be made by a nationally recognized accounting firm (the “Accounting Firm”) selected by Executive and reasonably acceptable to the Company (which may be, but will not be required to be, the Company’s independent auditors). The Company will direct the Accounting Firm to submit its determination and detailed supporting calculations to both the affected Executive and the Company within fifteen (15) calendar days after Executive’s date of Separation from Service. If the Accounting Firm determines that such reduction is required by this Section 9(d) and no Payment constitutes non-qualified deferred compensation that is subject to Section 409A of the Code, Executive, in Executive’s sole and absolute discretion, may determine which Payments shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code, and the Company shall pay such reduced amount to him. If the Accounting Firm determines that a reduction is required by this Section 9(d), and any Payment constitutes a “deferral of compensation” within the meaning of Section 409A of the Code, then the Payments shall be reduced in the following order; (a) reduction in the cash severance payments described herein (with such reduction being applied to the payments in the reverse order in which they would otherwise be made, that is, later payments shall be reduced before earlier payments); (b) reduction in any other cash payments payable to Executive (with such reduction being applied to the payments in the reverse order in which they would otherwise be made, that is, later payments shall be reduced before earlier payments); (c) cancellation of acceleration of vesting on any equity awards for which the exercise price exceeds the then fair market value of the underlying equity; and (d) cancellation of acceleration of vesting of equity awards not covered under (c) above; provided, however that in the event that acceleration of vesting of equity awards is to be cancelled, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of such equity awards, that is, later equity awards shall be canceled before earlier equity awards.

10. Arbitration. Executive and the Company agree to submit any and all disputes, controversies, or claims between them based upon, relating to, or arising from Executive’s employment by the Company or the terms of this Agreement (other than workers’ compensation claims) to final and binding arbitration before a single neutral arbitrator in Los Angeles, California. Subject to the terms of this paragraph, the arbitration proceedings shall be initiated in accordance with, and governed by, the National Rules for the Resolution of Employment Disputes (“Rules”) of the American Arbitration Association (“AAA”). The arbitrator shall be appointed by agreement of the parties hereto or, if no agreement can be reached, by the AAA pursuant to its Rules. Notwithstanding the Rules, the parties may take discovery in accordance with Sections 1283.05(a)-(d) of the California Code of Civil Procedure (but not subject to the restrictions of Section 1283.05(e)), and prior to the arbitration hearing the parties may file, and the arbitrator shall rule on, pre-trial motions such as demurrers and motions for summary judgment (applying the procedural standard embodied in Rule 56 of the Federal Rules of Civil Procedure). The time for filing such motions shall be determined by the arbitrator. The arbitrator will rule on all pre-trial motions at least ten (10) business days prior to the scheduled hearing date. Arbitration may be compelled, the arbitration award shall be enforced, and judgment thereon shall be entered, pursuant to the California Arbitration Act (Code of Civil Procedure §§ 1280 et seq.). The prevailing party in any such arbitration shall be entitled to recover from the other, and the arbitrator is instructed to award to the prevailing party, an amount equal to the reasonable attorneys’ fees and costs (including expert witness fees) incurred in connection with the arbitration, except that the Company shall bear AAA’s administrative fees and the arbitrator’s fees and costs. If any party is required to compel arbitration of a dispute governed by this paragraph, the party prevailing in that proceeding shall be entitled to recover from the other party its reasonable costs and attorneys’ fees and expenses incurred to compel arbitration; provided, however, that the prevailing party shall be reimbursed for such fees, costs and expenses within forty-five (45) days following any such award, but in no event later than the last day of Executive’s taxable year following the taxable year in which the fees, costs and expenses were incurred; provided, further, that the parties’ obligations pursuant to this sentence shall terminate on the tenth (10th) anniversary of the date of Executive’s termination of employment. This paragraph is intended to be the exclusive method for resolving any and all claims by the parties against each other for payment of damages under this Agreement or relating to Executive’s employment; provided, however, that neither this Agreement nor the submission to arbitration shall limit the parties’ right to seek provisional relief, including without limitation injunctive relief, in any court of competent jurisdiction. Executive and the Company expressly waive their right to a jury trial. This paragraph shall survive the expiration or termination of this Agreement. If any part of this paragraph is found to be void as a matter of law or public policy, the remainder of the paragraph will continue to be in full force and effect.

11. Miscellaneous.

(a) Assignment. The rights and obligations of the parties under this Agreement shall inure to the benefit of and be binding upon their respective successors and assigns. Executive agrees that the Company may assign its rights and obligations under this Agreement to any successor- in-interest. Executive may assign his rights and obligations hereunder only with the express written consent of the Company, except that the rights under this Agreement shall inure to the benefit of Executive’s heirs or assigns in the event of his death. Except as expressly provided in this paragraph, no party may assign its/his rights and obligations hereunder; and any attempt to do so will be void.

(b) Severability. If any provision of this Agreement otherwise is deemed to be invalid or unenforceable or is prohibited by the laws of the state or jurisdiction where it is to be performed, this Agreement shall be considered divisible as to such provision, such provision shall be replaced by a provision that is valid and enforceable and that as closely as possible reflects the parties’ intent with respect to such provision and such provision shall be inoperative in such state or jurisdiction and shall not be part of the consideration moving from any of the parties to any other. The remaining provisions of this Agreement shall be valid and binding and of like effect as though such provision was not included.

(c) Notice. Notices given pursuant to the provisions of this Agreement shall be delivered personally or sent by certified mail, postage pre-paid, or by overnight courier, or by fax, if to the Company, to the Company’s then-current business address or, in the event the notice is to Executive, to the address that Executive has represented to the Company as current.

(d) Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California, without giving effect to the conflict of laws rules thereof.

(e) Waiver, Amendment. The waiver by any party to this Agreement of a breach of any provision hereof by any other party shall not be construed as a waiver of any subsequent breach. No provision of this Agreement may be terminated, amended, supplemented, waived or modified other than by an instrument in writing, signed by the party against whom the enforcement of the termination, amendment, supplement, waiver or modification is sought. If Executive and the Company determine that any payments or benefits payable under this Agreement intended to comply with Sections 409A(a)(2), (3) and (4) of the Code do not comply with Section 409A of the Code, the parties agree to amend this Agreement, or take such other actions as the parties deem reasonably necessary or appropriate, to comply with the requirements of Section 409A of the Code, the Treasury Regulations thereunder (and any applicable transition relief) while preserving the economic agreement of the parties. If any provision of the Agreement would cause such payments or benefits to fail to so comply, such provision shall not be effective and shall be null and void with respect to such payments or benefits, and such provision shall otherwise remain in full force and effect.

(f) Entire Agreement. This Agreement represents the entire agreement among the parties with respect to the subject matter of this Agreement and supersedes any previous agreement or understanding.

(g) Execution in Counterparts. This Agreement may be executed in counterparts with the same force and effectiveness as though executed as a single document.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

TOUGHBUILT INDUSTRIES, INC.

By:
Name:	Michael Panosian
Title:	CFO & President

EXECUTIVE

Zareh Khachatoorian

EXHIBIT A

EMPLOYEE NON-DISCLOSURE, NON-SOLICITATION AND INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

[ATTACHED]